UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2007

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 31, 2007, Rite Aid Corporation (the "Company") entered into an amendment to its receivables financing agreement dated as of September 21, 2004 (the "Receivables Financing Agreement"), by and among Rite Aid Funding II, CAFCO, LLC, Falcon Asset Securitization Company LLC, Variable Funding Capital Company LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., as investor agent, Wachovia Bank, National Association, as investor agent, Citicorp North America, Inc., as investor agent and program agent, Rite Aid Hdqtrs. Funding, Inc., as collection agent, and certain other parties thereto as originators, adding certain of the subsidiaries acquired in the Company's acquisition of the Brooks Eckerd drugstore chain from The Jean Coutu Group (PJC) Inc. as originators under the Company's receivables securitization facility.

On September 18, 2007, the Company entered into an additional amendment to the Receivables Financing Agreement, increasing the commitments under the agreement by Citibank, N.A. and Wachovia Bank, National Association from $175 million and $100 million, respectively to $325 million and $200 million, respectively, thereby increasing the overall size of the receivables securitization facility from $400 million to $650 million, effective upon the completion of certain conditions precedent.  The termination date of the Receivables Financing Agreement was also extended to September 16, 2008 and the availability of the backstop amortization facility that is provided by the investor agents and related banks was extended to September 2010.

Under the terms of the Receivables Financing Agreement, the Company sells substantially all of its eligible third party pharmaceutical receivables to a bankruptcy remote special purpose entity ("SPE") and retains servicing responsibility. The assets of the SPE are not available to satisfy the creditors of any other person, including any of the Company’s affiliates. These agreements provide for the Company to sell, and for the SPE to purchase, these receivables. The SPE then transfers interests in these receivables to various commercial paper vehicles.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

See description under Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 2, 2007	By:	/s/ Robert B. Sari
	Name:	Robert B. Sari
	Title:	Executive Vice President,
General Counsel and Secretary